CERTIFICATE OF TRUST

OF

TOTAL INCOME+ MORTGAGE FUND

This Certificate of Trust of Total Income+ Mortgage Fund, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 DEL. C.SS.3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Total Income+ Mortgage Fund.

SECOND: The address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

THIRD: The Trust formed hereby is or will become prior to or within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss.80a-1 et seq.).

FOURTH: This Certificate of Trust is effective upon filing.

In witness whereof, the undersigned, being the sole trustee of Total Income+ Mortgage Fund, has duly executed this Certificate of Trust as of the 11th day of September, 2015.

/s/ Richard A. Malinowski

Richard A. Malinowski, Sole Trustee